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Preliminary Proxy Statement
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FEDERAL SIGNAL CORPORATION

(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE

Stamford, CT., April 15, 2009

KANDERS ISSUES OPEN LETTER TO EMPLOYEES AND SHAREHOLDERS OF FEDERAL SIGNAL HIGHLIGHTING FAILURE OF THE BOARD OF DIRECTORS

Kanders Group’s Experienced and Highly-Qualified Nominees Prepared to Work Constructively to Create Shareholder Value

Kanders Group Urges Rejection of Federal Signal Nominees

Stamford, CT., April 15, 2009 -- Warren B. Kanders, who together with Steven R. Gerbsman and Nicholas Sokolow (together the “Kanders Group”) is seeking election to the Board of Directors of Federal Signal Corporation (NYSE: FSS), today issued an open letter to the employees and shareholders of Federal Signal. In his letter, Mr. Kanders expressed his appreciation to the many employees who had reached out to him to offer support, express their pride in the Company and share their disappointment over the failure of the Board of Directors over the past ten years to optimize the Company’s existing businesses and develop a strategy for future growth.

Echoing his letter, Mr. Kanders asked employees and shareholders “what have the Company’s nominees - James Goodwin, Joseph Wright and William Osborne – done for you?” Mr. Kanders continued, “Ask yourself who you believe will better serve your interests as an employee and/or shareholder of FSS – the Board’s nominees who have a history of failed execution and strategies that have reduced revenues, shed jobs and destroyed FSS’ value – or our nominees, Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow, who have a long public record of growing companies, creating jobs and enhancing shareholder value.”

Mr. Kanders concluded: “We are here to help the Company and we are prepared to work constructively with senior management and provide them with the guidance and experience they lack.”

The Kanders Group urges stockholders to vote for their highly-qualified independent nominees – Warren B. Kanders, Steven R. Gerbsman, and Nicholas Sokolow - by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

The full text of Mr. Kanders’ letter follows:

“Dear Loyal Employees and Fellow Shareholders:

      I have been enormously gratified by the correspondence and telephone calls I have received from many of you expressing your pride in the Company. However, many of you are feeling let down by the failures of the current Board of Directors and the parade of executives to match your commitment and fulfill your expectation and hope that Federal Signal can be a much better company. My fellow nominees and I are also disappointed because the Board and its nominees have failed you and have failed to provide all of us with the vision and leadership that you and all shareholders deserve.

YOUR BOARD HAS FAILED YOU!
WE ARE HERE TO HELP.

      Yet some of you may be misled by the false personal attacks the Board has made against me and my fellow nominees. However, if you ask yourself a few simple questions – the choice is clear.

  What has James Goodwin done for you as a director or as Interim CEO,except oversee the loss of significant invested capital since 2005 as a director and increase overhead expense by almost $20 million during his nine month tenure as interim CEO, while drawing nearly $800,000 of compensation during 2008 while the value of your shares lost more than 70% of their value?

  What has Joseph Wright done for you since his appointment as a director to protect the investment of hedge fund Ramius Capital, as part of the settlement of its 2008 threatened proxy contest, before Ramius Capital sold all of its shares shortly thereafter?

  What does William Osborne’s promise of “a big internal merger” and a strategy that FSS must “shrink to grow” -- mean to you other than the continued hemorrhaging of your jobs and decreased revenues, because the Board and Mr. Osborne have failed to optimize the Company’s existing portfolio of businesses and develop and execute a coherent growth strategy?

  Why did Mr. Osborne and the Board suddenly announce guidance for first quarter 2009 of a miraculous $.01-.03 profit due primarily to a deferral of litigation costs – instead of the consensus estimate and previous guidance of a first quarter 2009 loss – information they knew or should have known a month ago when they forecasted a loss – yet refuse to publish revenue guidance or any operational metrics for the quarter and delay the earnings call for the quarter until May 1, 2009 – two days after the annual shareholders meeting?

  Who will work harder and better to serve your interests as employees and/or shareholders of the Company – our nominees who collectively own almost 1.4 million shares purchased in the open market investing our personal funds – or the current Board, who collectively own less than 195,000 shares (excluding shares owned by the retiring Chairman of the Board), most of which they awarded to themselves apparently as a reward for the outstanding job they have done in eradicating shareholder value?

     While I was Chairman and CEO of Armor Holdings, Inc., a NYSE-listed company that competed directly with FSS, with the vital support and counsel of Mr. Nick Sokolow, one of our nominees who also served on Armor Holdings’ Board, Armor Holdings grew from a company with $12 million of revenues and approximately $1 million of EBITDA in 1995 to approximately $2.36 billion of revenues and $286 million of EBITDA in 2006. Armor Holdings had projected revenues of $3.5 billion in 2007 when it was sold to BAE Systems, Inc. for a price of $88 per share. $100 invested in Armor Holdings in 1995 would have been worth approximately $4,141 when it was sold in 2007. By comparison, $100 invested in FSS in 2006 (adjusting for dividends) would be worth only $39.84 in March 2009 – a decline of more than 60% - while the Board increased their compensation by 60% over the same period!

     Ask yourself who you believe will better serve your interests as an employee and/or shareholder of FSS – the Board’s nominees who have a history of failed execution and strategies that have reduced revenues, shed jobs and destroyed FSS’ value – or our nominees, Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow, who have a long public record of growing companies, creating jobs and enhancing shareholder value.

THE KANDERS GROUP NOMINEES ARE HERE TO HELP THE COMPANY.

     Our nominees will inject relevant experience and fresh perspective into the Boardroom. However, turning FSS around after years of mismanagement will not be easy. Even if all our nominees are elected, we will comprise only three of ten directors on the Board. While we cannot promise you that we will quickly be able to reverse the effects of years of Board ineptitude and turmoil in the executive suite, we can promise you this – we will work diligently on your behalf and you will have an open channel to us so that we can continue to hear your concerns and hopes for a better future for FSS.

     We welcome your correspondence, e-mails and phone calls – on a confidential basis – and will make every effort to respond personally to each one.

DON’T LET THE BOARD GAG YOU!

     Don’t be misled by the empty rhetoric, false accusations and broken promises of the Board and its nominees. Help me tear down the veil of secrecy from the Boardroom windows and let the light of transparency and full disclosure shine in.

HELP ME RAISE THE BAR!

Vote the Gold card and return it to
Mackenzie Partners Inc.
105 Madison Avenue
New York, New York 10016

IMPORTANT

      We urge you not to sign the white proxy card sent to you by Federal Signal. Remember, even if you have already voted management’s white proxy card, you can still change your vote at any point in this process by voting and returning the

Gold Proxy Card, or by telephone or internet. To vote by telephone or internet, simply follow the instructions on the Gold Proxy Card.

      We urge you to read our proxy material carefully because it contains important information. Shareholders may obtain a free copy of our definitive proxy statement and other documents filed with the SEC at the SEC's website at www.sec.gov, at the Kanders Group website at www.readmaterial.com/kandersgroup, or from MacKenzie Partners by calling toll free: (800) 322-2885.

      If you have any questions about how to vote for the Kanders Group nominees – Warren B. Kanders, Steven R. Gerbsman and Nicholas Sokolow – please call:

     Mackenzie Partners Inc.
at 800-322-2885
or collect at 212-929-5500,
or email: Proxy@mackenziepartners.com.

      We appreciate your continued support.

Very truly yours,

/s/ Warren B. Kanders

Warren B. Kanders”

IMPORTANT

We urge you NOT to sign any white proxy card sent to you by Federal Signal. If you have already done so, you have every legal right to change your vote by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided TODAY.

Important Information

The Kanders Group has filed with the Securities and Exchange Commission ("SEC") a Definitive Proxy Statement, in connection with the solicitation of proxies for the 2009 Annual Meeting of Stockholders. The Kanders Group advises Federal Signal’s stockholders to read the Definitive Proxy Statement, because it contains important information. Stockholders may obtain a free copy of the Kanders Group’s Definitive Proxy Statement and other documents filed with the SEC at the SEC's website at www.sec.gov, at the Kanders Group website at www.readmaterial.com/kandersgroup, or for free from MacKenzie Partners by calling toll-free: (800) 322-2885.

Source:	Warren B. Kanders
Contact:	Warren B. Kanders
1-203-552-9600
wbkanders@kanders.com